United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                              Commission File Number: 000-25305

     EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy Delivery New England
             (Exact name of registrant as specified in its charter)

        One Beacon Street, Boston, Massachusetts 02108 Tel: 617-742-8400 (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

 First Mortgage Bonds: 9.70% Series B Due 2019; 9.75% Series C Due 2020;
             8.44% Series D Due 2009 and 7.40% Series E Due 2027
           (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    X                   Rule 12h-3(b)(1)(i)
           Rule 12g-4(a)(1)(ii)                       Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)                        Rule 12h-3(b)(2(i)
           Rule 12g-4(a)(2)(ii)                       Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6----------

Approximate number of holders of record as of the certification notice date:  37

Pursuant to the requirements of the Securities Exchange Act of 1934 EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy Delivery New England has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      December 18, 2002                     By:/s/Joseph F. Bodanza
                                                 -----------------------
                                                    Joseph F. Bodanza
                                                    Senior Vice President